Exhibit 99.1

ProPhase Labs Announces Financial Results

for the Three Months Ended June 30, 2023

Company believes that the combined value of its five operating units exceeds its current market capitalization and that each unit has significant growth potential.

Company highlights successful transition from reliance on COVID-19 testing to diversified growth opportunities in genomics, biotech, diagnostic and manufacturing. Transition marks the third transformation in the company’s history as it invests in the key areas of personalized medicine.

Company sheds more light on its strategic investments and with a key focus on its Nebula Genomics business.

Company to hold a conference call Thursday, August 10, 2023, at 11:00 AM ET

Garden City, NY – August 10, 2023 (GLOBE NEWSWIRE) – ProPhase Labs, Inc. (NASDAQ: PRPH) (“ProPhase”), a next generation biotech, genomics, therapeutics and diagnostics company, today reported its financial and operational results for the three months ended June 30, 2023. The Company announced that despite the slowdown in the Covid-19 testing business, and the significant ramp-up of its multiple growth-oriented subsidiaries, adjusted EBITDA loss for the quarter ended June 30,2023 was $2.2 million in Q2 and that the Company enjoys robust net working capital of $40.2 million as of June 30, 2023.

Corporate highlights for the three months ended June 30, 2023, include the following:

1)	Nebula Genomics

●	Completed the qualification program to launch in-house whole genome sequencing services.

●	Revenues grew greater than 100% year-over-year for the six months ended June 30, 2023 as compared to the six months ended June 30, 2022.

●	If at full capacity, the Garden City, NY location is estimated to be able to process genetic sequence testing that could deliver approximately $40 million in sequencing revenues annually at current revenues per test.

●	Currently negotiating multiple long-term volume commitments, each of which if executed could exceed current high-throughput sequencing capacity.

●	Initiated planning the development of a second, large-scale, next generation sequencing facility to increase capacity by a significant multiple and could support significant volume growth and potential demand.

●	Engaged in early-stage discussions with potential strategic partners regarding the joint development of international sequencing facilities to support population health genomics initiatives.

●	Strengthened key global partnerships that leverage best-in-class technologies and economies of scale.

●	Preparing to launch certified genetic counseling services to complement the interpretation of proprietary genetic risk reports.

2)	Pharmaloz Manufacturing

●	To date, revenue growth has increased more than 50% year-over-year with increased momentum entering Q3 2023.

●	Placed orders for installation of an additional lozenge line expected to be installed in early 2024.

●	In late-stage discussions that if successful could yield large new customers.

●	Once additional capacity is installed, if the additional revenues and customers are on-boarded, this could potentially increase annual pre-tax profits at Pharmaloz by up to $10 million or more.

●	Implemented multiple new equipment at Pharmaloz to double pouch bagging capacity for the second half of 2023.

●	Installed a new 400 per minute Capsule filling machine, which we anticipate will allow the company to bring its Equivir and supplement business in house by Q4 2023, thereby increasing per unit profitability and avoiding third party manufacturing mark ups.

3)	BE-SMART Esophageal Cancer Test

●	Began processing 200 new specimens at mProbe labs with an additional 100 specimens expected to be included in testing during Q3 2023.

●	Continuing independent statistical analysis. Once the additional 300 specimens have been processed and statistically analyzed, we will begin application for CPT code and final validations for commercialization.

●	Reached an agreement with CDx Diagnostics to test library samples acquired with the CDx brush technology. The goal is to develop the BE-Smart Esophageal Cancer Test to be administered in a doctor’s office without the need for an invasive endoscopy or tissue biopsy. We believe this could grow the potential market size and our share of that market exponentially.

4)	Equivir

●	In-depth consumer marketing studies for the development of effective marketing claims were completed during Q2, 2023.

●	Commenced enrollment in the multi-center Equivir trial in India. Equivir to be studied as both a prophylactic (to be taken daily) and as a therapeutic (to be taken at the onset of viral symptoms.)

●	First arm of the study to be completed Q4, 2023 which will supply key efficacy data for product claims and initial commercialization of Equivir.

●	More extensive data expected during the first half of 2024 with the potential to broaden marketing claims.

5)	Linebacker-1

●	Discovered multiple positive cancer applications for Linebacker-1 using CertisAI Predictive Oncology Intelligence™

●	Identified several key kinase pathways for Linebacker-1 post work with Eurofins and Reprocell including multiple unique pathways that we believe have never been targeted before.

Ted Karkus, ProPhase Lab’s Chief Executive Officer, commented, “The company’s remarkable transition from a company reliant and focused on COVID-19 testing to a diversified healthcare company with multiple multi-billion-dollar opportunities is a testament to the DNA at the very heart of ProPhase Labs.

This next chapter in the history of our company is the most exciting one yet. At ProPhase, we have a demonstrated history of early identification of emerging trends and opportunities. What sets us apart, however, is our history of efficiently executing on these opportunities and creating real value for our shareholders. Current management turned around ProPhase Labs, averted a dramatic loss of value that could have wiped out all shareholder value, rescued the Cold-EEZE brand, and sold that asset for $50 million.

In doing so, importantly, we managed to retain and grow the Pharmaloz manufacturing plant which we expect will now be a steady revenue producer for years to come as we complete the expansion and optimization program.

We then pivoted to the Covid testing business as Covid was in its most nascent stage. We transformed the Covid business from an idea to a $100 million annualized revenue business within a remarkably short period of time. Knowing that the pandemic would be short lived, we did not sit still. We took advantage of the bear market in biotech and life science companies, reviewed hundreds of potential acquisitions in the space and acquired biotech and genomics assets at what we believe to be very attractive valuations and with significant upside potential. We have been developing these assets for the past couple of years knowing that these acquisitions would form a solid foundation for the growth and creation of exciting shareholder returns.

Last quarter I mentioned my view that personalized precision medicine today is at a development stage which is similar to where the internet was 20 to 25 years ago. The potential demand for whole genome sequencing is unprecedented. Furthermore, our strong relationship with key suppliers enables us to deliver both significant quality and value to our customers, globally, for years to come. It also positions us to be amongst the first to market with innovative technologies and services. In the last month alone, we have received early-stage indications of interest to process 5x -10x our current installed capacity. The future for genomic sequencing has never looked brighter. While every business and industry, especially emerging technology businesses face risks, I remain very optimistic and excited about our Company’s prospects.

Genetic research is, in my view, the future of personalized precision medicine. Whole genome sequencing is at the heart of this research. We have substantial demand for our services. George Church, a co-founder of our Nebula Genomics subsidiary and advisor to our company, had this vision more than 20 years ago. And now, his vision is becoming a reality. Now that we have successfully completed the build out of our fully diversified CLIA lab in New York to provide state-of-the-art genomics testing as well as full clinical laboratory services, we are busy pursuing b2b contracts to rapidly fill our capacity. With demand interest coming in much higher than expected, the Company is already planning another state-of-the-art facility that is a significant multiple of our current capacity at our recently completed genomics facility in Garden City, NY. Furthermore, Nebula is in early discussions for various joint venture arrangements to potentially launch labs outside the US.

ProPhase Biopharma had another great quarter, and the future looks even brighter. The Company used CertisAI Predictive Oncology Intelligence™ to run a series of tests using their proprietary AI algorithms and the results were exciting. Linebacker 1 showed remarkable efficacy in a number of cancer types that will allow us to home in on several different pre-clinical trials that, if successful, could lead to a number of potential IND applications. Importantly, our targeted development strategy for Linebacker 1 involves spending less than $3 million dollars over the next 18 months.

Also, this past quarter saw the kickoff of enrollment in the Equivir trial in India. Multiple patients were targeted and enrolled in this pivotal trial to test its efficacy. We are very excited to continue to grow the trial and hope to expedite a product launch as soon as possible. r. Our infrastructure and relationships with over 40,000 Food, Drug and Mass (FDM) retail stores in the U.S. will be key as we develop and commercialize our Equivir as an important dietary supplement.

In parallel, we continue to advance the science related to our BE-SMARTEsophageal Cancer Test with world-class organizations. Over two hundred additional samples delivered from Mayo Clinic have been sent to mProbe and are currently being processed, with an additional 100 samples on their way. Once these additional specimens have been processed, we plan to complete the independent statistical analysis with StatKing. This third-party analysis is needed to measure and report the statistical significance of the sensitivity and specificity of the BE-SMART test. We are aiming for achieving CPT codes and initiating commercialization and distribution in the U.S., perhaps as soon as the first half of 2024. We feel that the potential revenues from this much needed, and potentially life-saving test, could be transformative.

And finally, our Pharmaloz Manufacturing business is currently operating at full capacity with significant demand as we are currently vetting up to 8 new clients to fill the capacity expansion planned for the next 12 months. The new pouch bagging machine will significantly increase our current capacity, increase our automation and significantly improve our margins. Currently, we are limited by our ability to quickly and efficiently build capacity. As more and more companies look to outsource their lozenge production, Pharmaloz will continue to pick up high margin business which will in turn, increase our overall manufacturing margins.

In addition to the enhancements to the lozenge lines, Pharmaloz has recently installed a new Bosc capsule filling machine that will allow the Company to bring in house its supplement manufacturing as well as the Equivir product once it’s ready for launch. Currently our encapsulated supplement products touch too many points of external production before they hit the shelves. Each touch point reduces margins while our new machine will bring this additional profit margin back in house.

Overall, the focus is building value in each of our 5 subsidiaries. “We can clearly see from these advances throughout our company that the sum of the parts is greater than the entire current market cap of ProPhase Labs. We believe that all of our subsidiaries have room for substantial growth in revenues, earnings and market value over the next twelve months” concluded Mr. Karkus.

Financial Results

Three Months Ended June 30, 2023 as compared to the Three Months Ended June 30, 2022.

For the three months ended June 30, 2023, net revenue was $13.2 million as compared to $29.1 million for the three months ended June 30, 2022. The decrease in net revenue was the result of a $18.3 million decrease in net revenue from diagnostic services, partially offset by a $2.4 million increase in consumer products. The decrease in net revenue for diagnostic services was due to decreased COVID-19 testing volumes compared to the 2022 period as a result of the Omicron variant, which emerged in early 2022. Overall diagnostic testing volume decreased from 144,000 tests in the second quarter of 2022 to 126,000 tests in the second quarter of 2023, of which 57.6% were reimbursed by the HRSA uninsured program in the second quarter of 2022, while none were reimbursed by the HRSA program in the second quarter of 2023.

Cost of revenues for the three months ended June 30, 2023 were $6.8 million, comprised of $3.8 million for diagnostic services and $3.0 million for consumer products. Cost of revenues for the three months ended June 30, 2022 were $10.4 million, comprised of $8.4 million for diagnostic services and $2.0 million for consumer products.

We realized a gross profit of $6.4 million for the three months ended June 30, 2023 as compared to $18.7 million for the three months ended June 30, 2022. The decrease of $12.3 million was comprised of a decrease of $13.7 million in diagnostic services, partially offset by an increase of $1.4 million in consumer products. For the three months ended June 30, 2023 and 2022 we realized an overall gross margin of 48.8% and 64.3%, respectively. Gross margin for diagnostic services was 51.6% and 67.9% in 2023 and 2022 comparable periods, respectively. Gross margin for consumer products was 44.7% and 32.9% in the 2023 and 2022 comparable periods, respectively. Gross margin for consumer products have historically been influenced by fluctuations in quarter-to-quarter production volume, fixed production costs and related overhead absorption, raw ingredient costs, inventory mark to market write-downs and timing of shipments to customers.

Diagnostic services costs for the three months ended June 30, 2023 were $0.6 million compared to $1.8 million for the three months ended June 30, 2022. The decrease of $1.2 million was due to decreased COVID-19 testing volumes in 2023 compared to the 2022 period as a result of the Omicron variant, which emerged in early 2022.

General and administration expenses for the three months ended June 30, 2023 were $9.9 million as compared to $6.3 million for the three months ended June 30, 2022. The increase of $3.6 million in general and administration expenses was principally related to an increase in personnel expenses, marketing and professional fees associated with the Company’s strategic initiatives.

Research and development costs for the three months ended June 30, 2023 were $572,000 as compared to $28,000 for the three months ended June 30, 2022. The increase in research and development costs for the three months ended June 30, 2023 as compared to the three months ended June 30, 2022 was principally due to increased activities at ProPhase BioPharma. These activities include product research and field testing.

Our aggregate cash and cash equivalents as of June 30, 2023 were $3.8 million as compared to $9.1 million at December 31, 2022. Our working capital was $40.2 million and $44.8 million as of June 30, 2023 and December 31, 2022, respectively. The decrease of $5.3 million in our cash and cash equivalents for the six months ended June 30, 2023 was principally due to the proceeds from the sale of marketable debt securities of $2.8 million, proceeds from the maturities of marketable debt securities of $4.2 million, and proceeds for issuance of notes payable of $7.6 million, offset by (i) $6.5 million cash used in operating activities, (ii) the asset purchase of Stella of $2.9 million, (iii) repurchase of common shares for payment of statutory taxes due on cashless exercise of options for $5.4 million, (iv) repurchase of common shares for $0.6 million, (v) purchase marketable debt securities of $3.8 million, and (vi) capital expenditures of $1.2 million.

Conference Call and Webcast Details

Management will host a conference call at 11:00 AM ET, Thursday, May 11, 2023, to provide an update on corporate developments and review financial results. Following management’s formal remarks, there will be a question-and-answer session.

Participants can register for the conference call by navigating to:

https://dpregister.com/sreg/10178710/f95cce1458

Please note that registered participants will receive their dial-in number upon registration and may dial directly into the call without delay. Those without internet access or unable to pre-register may dial in by calling: 1-866-777-2509 (domestic), or 1-412-317-5413 (international). All callers should dial-in approximately 10 minutes prior to the scheduled start time and ask to be joined into ProPhase Lab’s call.

The conference call will be broadcast live and available for replay at

https://event.choruscall.com/mediaframe/webcast.html?webcastid=jDDjp4Wp and via the investor relations section of the Company’s website at www.ProPhaseLabs.com.

A webcast replay of the call will be available approximately two hours after the end of the call at the above links. A telephonic replay of the call will be available and may be accessed by calling 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and using access code 9261373.

About ProPhase Labs

ProPhase Labs, Inc. (Nasdaq: PRPH) (“ProPhase”) is a next-generation biotech, genomics, therapeutics and diagnostics company. Our goal is to create a healthier world with bold action and the power of insight. We’re revolutionizing healthcare with industry-leading Whole Genome Sequencing solutions, while developing potential game changer diagnostics and therapeutics in the fight against cancer. This includes a potentially life-saving cancer test focused on early detection of esophageal cancer and potential breakthrough cancer therapeutics with novel mechanisms of action. Our world-class CLIA labs and cutting-edge diagnostic technology provide wellness solutions for healthcare providers and consumers. We develop, manufacture, and commercialize health and wellness solutions to enable people to live their best lives. We are committed to executional excellence, smart diversification, and a synergistic, omni-channel approach. ProPhase Labs’ valuable subsidiaries, their synergies and significant growth underscore our multi-billion-dollar potential.

Forward Looking Statements

Except for the historical information contained herein, this document contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategy, plans, objectives and initiatives, including our plans to grow our subsidiaries and build a multi-billion dollar company, our expectations regarding the future revenue growth potential of each of our subsidiaries, our plans to sell our products in food, drug and mass (FDM) stores, our expected timeline for commercializing our BE-Smart Test and its market potential, our expected timeline for the installation of an additional lozenge line and its potential to increase profit at Pharmaloz, our belief that the Pharmaloz manufacturing plant will be a steady revenue producer for years to come, the market potential of Equivir (dietary supplement) and Linebacker-1, as well as our plans to become the low-cost provider of and leader in whole genomic sequencing and to expand our New York lab to include both traditional clinical testing and genomic sequencing. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include but are not limited to our ability to obtain and maintain necessary regulatory approvals, general economic conditions, consumer demand for our products and services, challenges relating to entering into and growing new business lines, the competitive environment, and the risk factors listed from time to time in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any other SEC filings. The Company undertakes no obligation to update forward-looking statements except as required by applicable securities laws. Readers are cautioned that forward-looking statements are not guarantees of future performance and are cautioned not to place undue reliance on any forward-looking statements.

For more information, visit www.ProPhaseLabs.com.

ProPhase Media Relations and Institutional Investor Contact:

ProPhase Labs, Inc.

267-880-1111

investorrelations@prophaselabs.com

ProPhase Retail Investor Relations Contact:

Renmark Financial Communications

John Boidman

514-939-3989

Jboidman@renmarkfinancial.com

Source: ProPhase Labs, Inc.

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$3,824	$9,109
Marketable debt securities, available for sale	5,280	8,328
Accounts receivable, net	38,572	37,054
Inventory, net	3,623	3,976
Prepaid expenses and other current assets	3,667	2,366
Total current assets	54,966	60,833

Property, plant and equipment, net	8,831	7,288
Prepaid expenses, net of current portion	832	121
Operating lease right-of-use asset, net	4,788	4,059
Intangible assets, net	13,769	8,475
Goodwill	5,231	5,709
Deferred tax asset	1,478	—
Other assets	1,163	1,163
TOTAL ASSETS	$91,058	$87,648

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,786	$5,905
Accrued diagnostic services	342	1,009
Accrued advertising and other allowances	71	99
Finance lease liabilities	364	—
Operating lease liabilities	1,114	301
Deferred revenue	3,360	2,499
Income tax payable	2,392	4,190
Other current liabilities	2,357	2,072
Total current liabilities	14,786	16,075

Non-current liabilities:
Deferred revenue, net of current portion	—	1,059
Deferred tax liability, net	—	224
Unsecured convertible promissory notes, net	2,400	2,400
Unsecured convertible promissory notes, net of discount of $354 and $0	7,246	—
Due to sellers (see Note 3)	2,000	—
Finance lease liabilities, net of current portion	1,090	—
Operating lease liabilities, net of current portion	4,279	4,259
Total non-current liabilities	17,015	7,942
Total liabilities	31,801	24,017

COMMITMENTS AND CONTINGENCIES

Stockholders’ equity
Preferred stock authorized 1,000,000, $0.0005 par value, no shares issued and outstanding	—	—
Common stock authorized 50,000,000, $0.0005 par value, 16,845,029 and 16,210,776 shares outstanding, respectively	17	16
Additional paid-in capital	113,789	109,138
Retained earnings	8,863	11,753
Treasury stock, at cost, 18,940,967 and 18,126,970 shares, respectively	(64,000)	(58,033)
Accumulated other comprehensive income	588	757
Total stockholders’ equity	59,257	63,631
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$91,058	$87,648

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except per share amounts)

(unaudited)

	For the three months ended		For the six months ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Revenues, net	$13,217	$29,092	$32,520	$76,623
Cost of revenues	6,769	10,372	15,552	29,226
Gross profit	6,448	18,720	16,968	47,397

Operating expenses:
Diagnostic expenses	597	1,799	1,800	6,471
General and administration	9,937	6,306	18,235	14,130
Research and development	572	28	716	63
Total operating expenses	11,106	8,133	20,751	20,664
(Loss) income from operations	(4,658)	10,587	(3,783)	26,733

Interest income, net	27	25	38	98
Interest expense	(291)	(201)	(506)	(434)
Change in fair value of investment securities	—	—	—	(76)
Other income (loss)	8	—	(99)	—
(Loss) income from operations before income taxes	(4,914)	10,411	(4,350)	26,321
Income tax benefit (expense)	1,474	(2,965)	1,460	(6,381)
(Loss) income from operations after income taxes	(3,440)	7,446	(2,890)	19,940
Net (loss) income	$(3,440)	$7,446	$(2,890)	$19,940

Other comprehensive (loss) income:
Unrealized gain (loss) on marketable debt securities	496	(98)	(169)	(61)
Total comprehensive (loss) income	$(2,944)	$7,348	$(3,059)	$19,879

Earnings per share:
Basic	$(0.20)	$0.48	$(0.17)	$1.28
Diluted	$(0.20)	$0.40	$(0.17)	$1.07

Weighted average common shares outstanding:
Basic	16,845	15,576	16,797	15,531
Diluted	16,845	19,272	16,797	18,964

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	For the six months ended
	June 30, 2023	June 30, 2022
Cash flows from operating activities
Net (loss) income	$(2,890)	$19,940
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Realized loss on marketable debt securities	108	186
Depreciation and amortization	2,639	2,516
Accretion of debt discount	44	2
Amortization on operating lease right-of-use assets	217	168
Loss on sale of assets	—	74
Stock-based compensation expense	2,003	1,010
Change in fair value of investment securities	—	76
Accounts receivable allowances	718	1,988
Inventory valuation reserve	—	25
Bad debt expenses, direct write-off	(194)	—
Changes in operating assets and liabilities:
Accounts receivable	(2,042)	(941)
Inventory	353	66
Prepaid expenses and other current assets	(1,661)	104
Deferred tax asset	(1,790)	(594)
Other assets	—	(674)
Accounts payable and accrued expenses	(1,119)	(2,583)
Accrued diagnostic services	(667)	(1,130)
Accrued advertising and other allowances	(28)	51
Deferred revenue	(198)	474
Deferred tax liability	(307)	—
Lease liabilities	(154)	(147)
Income tax payable	(1,798)	5,475
Other current liabilities	285	(978)
Net cash (used in) provided by operating activities	(6,481)	25,108

Cash flows from investing activities
Business acquisitions, escrow received	478	—
Business acquisitions, net of cash acquired	(2,904)	—
Purchase of marketable securities	(3,819)	(607)
Proceeds from maturities of marketable debt securities	4,168	5,600
Proceeds from sales of marketable securities	2,817	—
Proceeds from dispositions of property and other assets, net	—	372
Capital expenditures	(1,177)	(1,769)
Net cash (used in) provided by investing activities	(437)	3,596

Cash flows from financing activities
Proceeds from issuance of secured note payable	7,600	—
Repurchase of common stock for payment of statutory taxes due on cashless exercise of stock option	(5,379)	(1,458)
Repurchases of common shares	(588)	(1,150)
Repayment of note payable	—	(1,444)
Payment of dividends	—	(9,351)
Net cash provided by (used in) financing activities	1,633	(13,403)

(Decrease) increase in cash, cash equivalents and restricted cash	(5,285)	15,301
Cash and cash equivalents, at the beginning of the period	9,109	8,658
Cash and cash equivalents, at the end of the period	$3,824	$23,959

Supplemental disclosures:
Cash paid for income taxes	$3,000	$1,500
Interest payment on the promissory notes	$690	$441

Supplemental disclosure of non-cash investing and financing activities:
Stock-based compensation included in prepaid expenses	$1,251	$—
Issuance of common shares for debt conversion	$—	$600
Net unrealized loss (gain), investments in marketable debt securities	$258	$(61)
Assets obtained in exchange for new finance lease obligations	$1,495	$—
Issuance of warrants with unsecured promissory note	$398	$—
Common stock issued in asset acquisition	$1,000	$—

Non-GAAP Financial Measure and Reconciliation

(unaudited)

In an effort to provide investors with additional information regarding our results of operations as determined by accounting principles generally accepted in the United States of America (“GAAP”), we disclose certain non-GAAP financial measures. The primary non-GAAP financial measures we disclose are EBITDA and Adjusted EBITDA.

We define EBITDA as net income (loss) before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding acquisition costs, other non-cash items, and other unusual or non-recurring charges (as described in the table below).

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from the non-GAAP financial measures.

We use EBITDA and Adjusted EBITDA internally to evaluate and manage the Company’s operations because we believe they provide useful supplemental information regarding the Company’s ongoing economic performance. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our operating results primarily because they exclude amounts that are not considered part of ongoing operating results when planning and forecasting and when assessing the performance of the organization. In addition, we believe that non-GAAP financial information is used by analysts and others in the investment community to analyze our historical results and in providing estimates of future performance and that failure to report these non-GAAP measures could result in confusion among analysts and others and create a misplaced perception that our results have underperformed or exceeded expectations.

The following table sets forth the reconciliations of EBITDA and Adjusted EBITDA excluding other costs to the most comparable GAAP financial measures (in thousands):

	For the three months ended		For the six months ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
GAAP net (loss) income (1)	$(3,440)	$7,446	$(2,890)	$19,940
Interest, net	264	176	468	336
Income tax (benefit) expense	(1,474)	2,965	(1,460)	6,381
Depreciation and amortization	1,347	1,266	2,639	2,516
EBITDA	(3,303)	11,853	(1,243)	29,173
Share-based compensation expense	1,056	528	2,003	1,010
Non-cash rent expense (2)	6	11	12	21
Bad debt expense	—	—	74	250
Adjusted EBITDA	$(2,241)	$12,392	$846	$30,454

(1)	We believe that net income is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA measure the Company’s operating performance without regard to certain expenses. EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP and the Company’s computation of EBITDA and Adjusted EBITDA may vary from others in the industry. EBITDA and Adjusted EBITDA have important limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results as reported under GAAP.
(2)	The non-cash portion of rent, which reflects the extent to which our GAAP rent expense recognized exceeds (or is less than) our cash rent payments. For newer leases, our rent expense recognized typically exceeds our cash rent payments, while for more mature leases, rent expense recognized is typically less than our cash rent payments.